As filed with the Securities and Exchange Commission on May 7, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UGI UTILITIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1174060
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Kachel Boulevard, Suite 400

Green Hills Corporate Center

Reading, PA 19607

(610) 796-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert H. Knauss, Esq.

Vice President and General Counsel

UGI Utilities, Inc.

100 Kachel Boulevard, Suite 400

Green Hills Corporate Center

Reading, PA 19607

(610) 796-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to:

Linda L. Griggs, Esq.

Gail A. Pierce, Esq.

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 739-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Debt Securities	$220,000,000	100%	$220,000,000	$8,646

(1)	Estimated solely for the purpose of determining the registration fee.
(2)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $220,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $220,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated May 7, 2008

PROSPECTUS

$220,000,000

UGI UTILITIES, INC.

DEBT SECURITIES

This prospectus summarizes the general terms of these debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest.

Investing in these debt securities involves certain risks. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which is incorporated by reference into this prospectus, and “ Risk Factors” in the applicable prospectus supplement, for a discussion of the factors you should carefully consider before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2008

You should rely only on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any of the types of debt securities described in this prospectus, including debentures, notes and/or other unsecured indebtedness, in one or more offerings up to a total dollar amount of $220,000,000. This prospectus provides you with a general description of the debt securities that we may offer.

We provide information to you about the debt securities in three documents that progressively provide more detail:

1. This Prospectus. Contains general information that may or may not apply to each offering of debt securities.

2. The Prospectus Supplement. Will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the prospectus supplement.

3. The Pricing Supplement. If applicable, will provide final details about a specific offering and the terms of the offered debt securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read this prospectus, any prospectus supplement and any pricing supplement together with any additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION to learn about us.

The terms “Company” and “UGI Utilities,” as well as the terms “our,” “we,” and “its,” are sometimes used to refer to UGI Utilities, Inc. or, collectively UGI Utilities, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains additional information about us and the debt securities. In addition, we file annual, quarterly and special reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. Also, you may read and, for a fee, copy any document that we file with the SEC at the SEC’s public reference room at:

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus does not repeat important information that you can find elsewhere in the registration statement and in the reports and other documents that we file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the following documents, as well as all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we terminate this offering:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2007; and

•	Current Report on Form 8-K dated March 5, 2008.

We will provide you with a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to you. To make a request, please contact:

Robert H. Knauss, Esq.

Vice President and General Counsel

UGI Utilities, Inc.

100 Kachel Boulevard, Suite 400

Green Hills Corporate Center

Reading, PA 19607

(610) 796-3400

We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

ABOUT UGI UTILITIES, INC.

We are a public utility company that owns and operates two natural gas distribution utilities and an electric utility in Pennsylvania. We are a wholly owned subsidiary of UGI Corporation (“UGI”).

On August 24, 2006, we acquired a Pennsylvania natural gas utility business from Southern Union Company, which significantly increased our natural gas distribution business. The Gas Utility segment (“Gas Utility”) consists of the regulated natural gas distribution businesses of the Company and our subsidiary, UGI Penn Natural Gas, Inc. Gas Utility serves approximately 478,000 customers in eastern and northeastern Pennsylvania. The Electric Utility segment (“Electric Utility”) consists of the regulated electric distribution business of the Company, serving approximately 62,000 customers in northeastern Pennsylvania. Gas Utility and Electric Utility are regulated by the Pennsylvania Public Utility Commission (“PUC”).

On March 5, 2008, we signed a definitive agreement to acquire all of the capital stock of PPL Gas Utilities Corporation, the natural gas utility of PPL Corporation, for approximately $268 million, plus working capital. The Company expects to fund the purchase price and related costs with a combination of balance sheet cash and long-term debt. The closing of the transaction is subject to various customary conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and receipt of the approval of the PUC and the Maryland Public Service Commission. The transaction is currently expected to close by September 30, 2008, our fiscal 2008 year-end.

We were incorporated in Pennsylvania in 1925. Our executive offices are located at 100 Kachel Boulevard, Suite 400, Green Hills Corporate Center, Reading, Pennsylvania 19607, and our telephone number is (610) 796-3400.

RISK FACTORS

Please see the risk factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2007, which we incorporate by reference into this prospectus. Before making an investment decision, you should carefully read and consider these risks, as well as any other risks described in documents we incorporate by reference into this prospectus. Additional unknown or unpredictable risk factors could also have material adverse effects on future results.

RATIO OF EARNINGS TO FIXED CHARGES

Incorporated by reference from Exhibit 12.1 to our Form 10-Q for the period ended December 31, 2007.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, the net proceeds from any sale of debt securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, repurchases and redemptions of securities, and acquisitions.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an indenture dated August 1, 1993 between UGI Utilities, Inc. and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, as trustee, and a supplemental indenture, to be dated as of the closing date of each offering of debt securities, between UGI Utilities, Inc. and U.S. Bank National Association, as trustee.

We summarize selected provisions of the indenture below and refer you directly to the sections in the indenture where these provisions may be found. Because this is only a summary, it is not complete and does not describe every aspect of the debt securities. This summary is also subject to and qualified by reference to the description of the particular terms of the series of the debt securities that we offer to you and describe in the applicable prospectus supplement. You should read the indenture for provisions that may be important to you but that are not included in this summary.

General

We will issue the debt securities from time to time in one or more series. A prospectus supplement or a pricing supplement will describe the terms of a particular series and specify the aggregate principal amount of each series. The debt securities will be our direct unsecured obligations and will rank equally with our other unsecured debt. The indenture does not limit the amount of debt securities that we may issue under it.

Provisions Applicable to a Particular Series

The prospectus supplement or pricing supplement for a particular series of debt securities being offered will describe the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. These terms may include some or all of the following:

•	the title of the series;

•	the total principal amount of the debt securities of the series;

•	the date or dates on which the principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	the date or dates from which interest will accrue, the interest payment dates and the record date for the interest payable on each interest payment date;

•	the place or places where interest, principal and any premium payments will be made;

•	whether we have the option to redeem the debt securities and, if so, the terms of our redemption option;

•	any obligation that we have to redeem the debt securities by way of payment to a sinking fund;

•	any obligation that we have to repurchase the debt securities at the holder’s option;

•	the portion of the principal payable upon acceleration of maturity, or provable in bankruptcy, if other than the entire principal;

•	whether the debt securities will be represented by a global security, as discussed in the section below entitled Global Securities; and

•	any other additional or different terms of the debt securities.

We will issue the debt securities in denominations of $1,000 and any integral multiples of $1,000, unless we state otherwise in the applicable prospectus supplement. (Section 2.7) We may offer and sell the debt securities at a discount below their principal amount. The applicable prospectus supplement will describe United States federal income tax and any other considerations applicable to those debt securities.

We need not issue all of the debt securities of a particular series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Form, Exchange, Registration, Transfer and Payment

We will issue the debt securities in registered form, unless we state otherwise in the prospectus supplement. (Section 2.7) We will pay the principal of and interest on the debt securities at our agent’s offices in Philadelphia, Pennsylvania or at any of our offices that we designate. You may exchange or transfer the debt securities at the same offices. (Section 3.2)

If you hold debt securities registered in definitive form with an aggregate principal amount equal to or greater than $1,000,000, you may instruct us in writing to direct our paying agent to pay the principal and accrued interest of such debt securities directly to your account at any United States bank, as long as such written instructions are received no less than 15 days prior to a scheduled interest payment date and as long as the United States bank is equipped to receive such a direct deposit. (Section 3.1)

You may transfer or exchange debt securities without a service charge. We may, however, require a payment to cover any applicable tax or governmental charge. (Section 2.8)

If we have transferred funds to our paying agent to make scheduled principal or interest payments in respect of any of the debt securities, and you do not claim such principal or interest payment within three years, we may reclaim such funds and you will have to look to us, and not the paying agent, for payment. (Section 9.4)

Global Securities

We may issue some or all of the debt securities of a particular series in the form of one or more global certificates registered in the name of a securities depositary or its nominee identified in the applicable prospectus supplement.

Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary, as identified in the applicable prospectus supplement.

Except with respect to transfers of the global security as a whole between the depositary and its nominee or between the depositary and a successor depositary, a global security may not be transferred or exchanged unless and until it is exchanged in whole or in part for debt securities in definitive form. (Sections 2.4 and 2.8)

As long as the securities depositary or its nominee is the registered holder of a global security representing a series of the debt securities, that person will be considered the sole owner and holder of the global security and the debt securities, or series of debt securities, that it represents for all purposes. (Sections 2.4 and 2.8) Unless we otherwise state in an applicable prospectus supplement, if you have a beneficial interest in a global security:

•	you may not have the global security, or any debt securities that it represents, registered in your name;

•	you may not receive or be entitled to receive physical delivery of certificated debt securities in exchange for your beneficial interest in the global security; and

•	you will not be considered the holder of the global security, or any debt securities it represents, for any purpose under the indenture.

We will make all payments of principal and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities, for example, insurance companies, take physical delivery of securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

The only persons that may own beneficial interests in a global security are institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and persons that hold beneficial interests through participants. When a global security representing debt securities is issued, the securities depositary will credit to the accounts of the participants that we, or the particular underwriters of the offering, identify for the securities depositary on the depositary’s book-entry, registration and transfer system, the respective principal amounts of debt securities that the global security represents.

Ownership of beneficial interests in a global security will be shown only, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to a participant’s direct holdings; and

•	the applicable participants with respect to beneficial interests that the participants hold on behalf of other persons.

Accordingly, if you hold a beneficial interest in debt securities through a participant, you must look to the participant to receive any payments in respect of principal of or interest on the debt securities and must follow the participant’s own procedures to exercise your rights under the indenture.

We will describe the specific terms of any depositary agreement in the applicable prospectus supplement.

Restrictive Indenture Provisions

Limitation on Mortgages. Under the indenture, if we, or any of our subsidiaries, incur or guarantee debt that is secured by any of our or one of our subsidiary’s property, we must secure the debt securities at least equally and ratably with such secured debt. This requirement does not apply, however, if the total amount of our debt that is secured by property does not exceed 10% of our consolidated net tangible assets. (Section 3.10)

This restriction on the incurrence or guarantee of debt secured by a mortgage does not apply to the following types of mortgages:

•	mortgages of a subsidiary that existed at the time it became our subsidiary;

•	mortgages that existed at the time of an acquisition of property or that were created in connection with an acquisition, for example, mortgages created to secure the purchase price in the acquisition;

•	construction mortgages that are entered into, or for which commitments are received within certain time periods;

•	mortgages in our favor or in favor of one of our subsidiaries;

•	mortgages existing at the date that any then outstanding debt securities were issued;

•	mortgages existing on any property at the time that we or one of our subsidiaries acquired it in connection with a merger, consolidation, lease, acquisition or other transaction;

•	mortgages in favor of governmental bodies to secure payments pursuant to any contract or statute;

•	any extensions, renewals or replacements of any of these categories of mortgages. (Section 3.10)

In determining whether the amount of debt secured by mortgages does not exceed 10% of our consolidated net tangible assets, the aggregate amount of debt secured by mortgages should not include the mortgages listed above. (Section 3.10). In calculating our consolidated net tangible assets, the following items should be subtracted from our total consolidated assets using our most recent consolidated balance sheet:

•	applicable reserves and other properly deductible items;

•	current liabilities, except the current portion of long-term liabilities and liabilities under capital leases; and

•	various intangible assets. (Section 1.1)

Limitations on Sale and Leaseback Transactions. The indenture prohibits us and any of our subsidiaries from selling or transferring property with the intention of leasing it back. However, this restriction does not apply in the following situations:

•	if the lease period is for a term of not more than three years at the end of which the use will be discontinued;

•	if the sale and leaseback transaction is between us and one of our subsidiaries or between subsidiaries;

•

if we or our subsidiary would be entitled under the limitation on mortgages provisions described above, without triggering an obligation on our part under those provisions to then equally and ratably secure the debt securities, to incur indebtedness secured by a mortgage on the property involved in the sale and leaseback transaction in an amount at least equal to the amount of attributable debt, which is an amount equal to the lesser of:

•	the fair market value of the property, as determined by our board, and

•

the present value of the total net amount of the rent payable by us under the lease of the property, discounted at the rate of interest set forth or implicit in the terms of the lease, or, if not practicable to determine such rate, the weighted average interest rate per annum paid by us to the holders of debt securities then outstanding compounded semi-annually;

•

if, in the opinion of our board, the proceeds of the sale of the property in the sale and leaseback transaction are determined to represent the fair market value of such property, and we apply an amount of such proceeds equal to the greater of the net proceeds of the sale or the amount of attributable debt, as defined above, within 180 days of the sale, to either or both of:

•

the retirement of our or one of our subsidiary’s debt that matures more than 12 months after its creation, other than pursuant to a mandatory retirement or prepayment of debt or a contractual obligation and other than debt that is subordinate to the debt securities or owed to us or a subsidiary, or

•	the purchase, construction or development of comparable property; or

•	if the sale and leaseback transaction is entered into within 60 days of our or our subsidiary’s initial acquisition of the property. (Section 3.11)

Events of Default

Under the indenture, it is an event of default if:

•	we fail to pay any interest on any debt securities within 10 days of a scheduled interest payment date;

•	we fail to pay all or a portion of the principal on any of the debt securities when it is due;

•	we fail to make any required sinking fund payment in respect of any debt securities when due and payable;

•	we fail to perform any other covenant or agreement applicable to the debt securities within 30 days after we receive written notice of that failure;

•	we or one of our significant subsidiaries is involved in certain types of events involving bankruptcy, insolvency or reorganization;

•

there is an event of default under any of our other instruments of indebtedness under which we had outstanding as of August 1, 1993, or at any time thereafter, an aggregate principal amount of $10,000,000 or greater, if such event of default involves a failure to pay all or a portion of the principal amount of such indebtedness when due and payable, or the maturity of such indebtedness is accelerated and such acceleration is not rescinded or annulled within 10 days after notice of such acceleration is given to us, provided that such event of default has not been remedied or cured by us or waived by the holders of such indebtedness; or

•	there is any other event of default under the terms of the debt securities.

Under certain circumstances, the trustee need not provide notice to the holders of the debt securities that an event of default has taken place. (Section 4.1)

Remedies if an Event of Default Occurs

If an event of default occurs, other than an event of default involving bankruptcy, insolvency or reorganization, either the trustee or the holders of at least 25% in total principal amount of the debt securities of the relevant series may declare the entire principal amount of such series due and payable immediately. (Section 4.1)

If an event of default involving our failure to perform a covenant or agreement under the indenture occurs, and if such failure is with respect to all of the series of the debt securities outstanding at that time, then either the trustee or the holders of at least 25% in total principal amount of the debt securities may declare the entire principal amount of all of the debt securities due and payable immediately, if such event of default is continuing at the time the trustee or the holders make such declaration. (Section 4.1)

If an event of default occurs due to an event involving bankruptcy, insolvency or reorganization, the total principal amount of all of the outstanding debt securities will automatically be due and payable immediately, without notice to us. (Section 4.1)

Under various circumstances, the declaration of an event of default under the indenture may be overturned by the holders of a majority in principal amount of the debt securities of all affected series outstanding at that time. (Section 4.10)

The holders of a majority in principal amount of the debt securities of any particular series outstanding have, with various exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to the debt securities of that series. The trustee is under no obligation to exercise any of its rights or powers at the request or direction of the holders of the debt securities, however, unless those holders have offered the trustee reasonable indemnity against the expenses and liabilities that it might incur as a result. (Sections 4.9 and 5.2)

Except for actions for the payment of overdue principal or interest, under the indenture (Sections 4.6 and 4.7), a holder may not institute an action against us unless:

•	the holder shall have previously given to the trustee written notice of default and continuation of such default; or

•

the holders of not less than 25% in principal amount of the debt securities of the series outstanding at that time shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and the holders of a majority of the principal amount of the debt securities of each affected series shall not have given the trustee contrary instructions; and

•	the trustee shall not have instituted such action within 60 days of such request.

Modification of the Indenture

Under the indenture, in order to change our rights and obligations or the rights of any holders of debt securities, the holders of not less than 51% in principal amount of the debt securities of all series affected by such change, voting as one class, must consent to the change. However, we may not make any of the following changes unless each holder of debt securities affected by such change gives his or her specific consent:

•	extend the final maturity date of any of the debt securities;

•	reduce the principal amount of any of the debt securities;

•	reduce the interest rate on the debt securities or extend the interest payment date of any of the debt securities;

•	reduce the amount payable to the holders of any debt securities on redemption of such debt securities;

•	reduce the amount of principal that would be payable to the holders of the debt securities upon acceleration under the indenture;

•	impair or affect any holder’s right to institute suit for payment;

•	impair or affect any holder’s right to repayment; or

•	reduce the percentage of principal amount held by holders required to modify other terms of the indenture from 51%. (Section 7.2)

Consolidation, Merger, Sale or Conveyance

We may not merge or consolidate with any other corporation, or sell or convey all or substantially all of our assets to any person, unless:

•	we are the surviving corporation, or

•

the successor corporation or the corporation that acquires our assets is incorporated in the United States, executes a supplemental indenture expressly assuming our obligation to make punctual payments of principal of and interest on all of the debt securities, according to the applicable interest rate under each series of debt securities, and expressly assumes all of our other obligations under the indenture.

We also may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person if, immediately after such merger, consolidation, sale or conveyance, we or the successor corporation, as the case may be, would be in default of performance obligations under any covenant or condition contained in the indenture. (Section 8.1)

Satisfaction and Discharge

Under the indenture (Section 9.1), we may terminate certain of our obligations with respect to any series of debt securities by irrevocably depositing in trust with the trustee, on or within one year prior to the maturity or redemption date of such debt securities, cash sufficient to pay the principal of and interest, if any, due and to become due on such debt securities and any other sums payable to the holders of such debt securities.

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York. (Section 10.8)

PLAN OF DISTRIBUTION

We may sell the debt securities:

•	to or through underwriters or dealers; or

•	through agents; or

•	directly to one or more purchasers; or

•	by a combination of the methods noted above.

The prospectus supplement or the pricing supplement will describe the details of the plan of distribution, including the offering price, our proceeds from the sale, the names of the underwriters, dealers or agents and their commissions, fees or discounts.

In connection with the sale of the debt securities, underwriters, dealers or agents may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Act”). Any discounts or commissions they receive from us and any profits they receive on the resale of the debt securities may be treated as underwriting discounts and commissions under the Act. We will identify any underwriters, dealers or agents and describe their compensation in the prospectus supplement.

We may have agreements with the underwriters and agents to indemnify them against certain civil liabilities, including liabilities under the Act. Underwriters, dealers, and agents may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions. If underwriters are used in the sale, they will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities to the public through an underwriting syndicate or through a single underwriter.

Unless the prospectus supplement states otherwise, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the debt securities of the series offered if any of the debt securities are purchased, unless the prospectus supplement states otherwise. We may change from time to time any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If we designate agents to sell the debt securities, they will agree to use their reasonable efforts to solicit purchases pursuant to terms agreed to with the Company.

We may choose to sell the debt securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

We may authorize underwriters, dealers or agents to solicit certain investors to purchase debt securities on a delayed delivery basis, which provides for payment and delivery on a specified future date. The prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

EXPERTS

The consolidated financial statements of UGI Utilities, Inc. as of September 30, 2007 and 2006 and for each of the three years in the period ended September 30, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of September 30, 2007, incorporated in this Prospectus by reference to UGI Utilities,

Inc.’s Annual Report on Form 10-K for the year ended September 30, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINION

Morgan, Lewis & Bockius LLP will issue an opinion about the legality of the debt securities on our behalf. Any underwriters will be advised about the legality of the debt securities by their own legal counsel.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Filing fee for registration statement	$8,646
Pennsylvania Public Utility Commission filing fee	350
Rating agencies’ fees	170,000
Legal fees and expenses	125,000
Accounting fees and expenses	40,000
Trustee’s fees and expenses	10,000
Printing	25,000
Blue sky fees and expenses	5,000
Miscellaneous	16,400

Total	$400,000

The foregoing expenses, except the filing fee for registration statement, are estimates.

Item 15.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law of 1988 provides that a business corporation may indemnify directors and officers against any threatened, pending or completed action or proceeding, provided that the person in question acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 provides, however, that a business corporation may indemnify its directors and officers only against expenses (including attorneys’ fees) if the action or proceeding is by or in the right of the corporation. In addition, Section 1742 states that indemnification shall not be made if the person has been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification for certain expenses. Section 1743 requires a corporation to indemnify its directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1713 of the Business Corporation Law permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute. Article VIII of the Articles of UGI Utilities and Section 4.01 of the Bylaws of UGI Utilities limit the liability of any director to the fullest extent permitted by Section 1713 of the Business Corporation Law.

Section 1746 of the Business Corporation Law grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Articles VII and IX of our Bylaws provides for indemnification of directors, officers and other agents to the extent otherwise permitted by Section 1741 of the Business Corporation Law and pursuant to the authority of Section 1746 of the Business Corporation Law.

Subject only to the express prohibitions under the Pennsylvania Business Corporation Law of 1988, Article IX of our Bylaws provides an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Company, or any other person designated by the Board of Directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of UGI Utilities, or at the request of UGI Utilities, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the Business Corporation Law, which authorizes indemnification only of expenses incurred in defending a derivative or corporate action. Article IX of the Bylaws also allows indemnification for punitive damages and liabilities incurred under federal securities laws.

Unlike the provisions of Business Corporation Law Section 1744, Article IX does not require us to determine the availability of indemnification by first following certain prescribed procedures. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against us as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the Bylaw provisions require us to indemnify such portion. If the indemnification provided for in Article IX is unavailable for any reason in respect of any liability or portion thereof, the Bylaws require us to make a contribution toward the liability. Indemnification rights under the Bylaws do not depend upon the approval of any future Board of Directors.

Section 9.04 of our Bylaws authorizes us to further effect or secure our indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in our assets or property, establishing a letter of credit or using any other means that may be available from time to time.

Article VIII of our Articles limits the personal liability of our officers to us to the same extent that directors are relieved of such liabilities pursuant to that Article and Section 4.01 of the Bylaws, with the exception that the limitation of the liability of officers applies only to liabilities arising out of derivative claims by shareholders asserting a right of UGI Utilities and not to liabilities arising out of third party claims.

UGI Utilities maintains, on behalf of our directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering us for indemnification payments made to our directors and officers for certain liabilities. The premiums for such insurance are paid by UGI Utilities.

Item 16.	Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3.

Exhibit Number	Description of Exhibit

4	Indenture dated as of August 1, 1993 between UGI Utilities, Inc. and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, as trustee (incorporated by reference to Registration Statement on Form S-3 filed on April 8, 1994 (File No. 33-77514)).

5	Opinion of Morgan, Lewis & Bockius LLP

12	Computation of Ratio of Earnings to Fixed Charges of the Company and Subsidiaries (incorporated by reference to Exhibit 12.1 to our Form 10-Q for the period ended December 31, 2007)

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on signature page)

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, with respect to the Trustee.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the King of Prussia, Pennsylvania, on April 29, 2008.

UGI UTILITIES, INC.

BY:	/s/ John C. Barney
John C. Barney
Senior Vice President – Finance and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Robert H. Knauss and Robert W. Krick to execute and file, in the name of and as attorney-in-fact for such person, any amendments or post-effective amendments to this registration statement as the registrant deems appropriate.

Signature	Title	Date

/s/ David W. Trego David W. Trego	President and Chief Executive Officer (Principal Executive Officer) and Director	April 29, 2008

/s/ Lon R. Greenberg Lon R. Greenberg	Chairman and Director	April 29, 2008

/s/ John L. Walsh John L. Walsh	Vice Chairman and Director	April 25, 2008

/s/ John C. Barney John C. Barney	Senior Vice President – Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 29, 2008

/s/ Stephen D. Ban Stephen D. Ban	Director	April 29, 2008

/s/ Richard C. Gozon Richard C. Gozon	Director	April 29, 2008

/s/ Ernest E. Jones Ernest E. Jones	Director	April 29, 2008

/s/ Anne Pol Anne Pol	Director	April 29, 2008

/s/ Marvin O. Schlanger Marvin O. Schlanger	Director	April 29, 2008

/s/ James W. Stratton James W. Stratton	Director	April 29, 2008

/s/ Roger B. Vincent Roger B. Vincent	Director	April 29, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	Indenture dated as of August 1, 1993 between UGI Utilities, Inc. and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, as trustee (incorporated by reference to Registration Statement on Form S-3 filed on April 8, 1994 (File No. 33-77514)).

5	Opinion of Morgan, Lewis & Bockius LLP

12	Computation of Ratio of Earnings to Fixed Charges of the Company and Subsidiaries (incorporated by reference to Exhibit 12.1 to our Form 10-Q for the period ended December 31, 2007)

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on signature page)

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, with respect to the Trustee.